As filed with the Securities and Exchange Commission on June 13, 2008

Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CHINA DIRECT, INC.
(Exact name of the registrant as specified in its charter)

Florida
(State or other jurisdiction of incorporation or organization)

13-3876100
(I.R.S. Employer Identification Number)

431 Fairway Drive
Deerfield Beach, Florida 33441
(954) 363-7333
 (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

Lazarus Rothstein, Esq.
Vice President, General Counsel and Secretary
China Direct, Inc.
431 Fairway Drive
Deerfield Beach, Florida 33441
(954) 363-7333
(Name, address, including zip code, and telephone number, including area code, of agent for service)

with a copy to:

James M. Schneider, Esq.
Schneider Weinberger & Beilly, LLP
2200 Corporate Boulevard N.W.
Suite 210
Boca Raton, Florida 33431
telephone (561) 362-9595
telecopier (561) 362-9612

Approximate date of commencement of proposed sale to the public: From time to time after effectiveness of this registration stat3ement as determined by market conditions.

If the only securities being registered on this Form are being offered pursuant to a dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☑

If this Form is to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definition of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer (Do not check if a smaller reporting company)	☐	Smaller reporting company	☑

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $0.0001	$70,000,000(1)(2)	(1)	$70,000,000	$2,751 (3)
Preferred stock, par value $0.0001	(1)(2)	(1)(2)	(1)(2)	(1)(2)
Warrants	(1)(2)	(1)(2)	(1)(2)	(1)(2)
Senior Debt Securities	(1)(2)	(1)(2)	(1)(2)	(1)(2)
Subordinated Debt Securities	(1)(2)	(1)(2)	(1)(2)	(1)(2)
$2,751

(1)           Omitted pursuant to General Instruction II(D) of Form S-3 under the Securities Act of 1933.
(2)           This registration statement covers such indeterminate principal amount or number of shares of common stock and preferred stock, senior and subordinated debt securities and number of warrants of the registrant with an aggregate initial offering price not to exceed $70,000,000. Certain selling shareholders may sell up to 1,000,000 shares of common stock under this registration statement issuable upon the exercise of options held by shareholders with an exercise price of $.01 per share. The securities registered hereunder are to be issued from time to time and at prices to be determined. Any securities registered under this registration statement may be sold separately or as units with other securities registered under this registration statement. The securities registered hereunder also include (i) an indeterminate number of shares of common stock or preferred stock, number of warrants and principal amount of senior and subordinated debt securities as may from time to time be issued upon conversion or exchange of any preferred stock, warrants or senior or subordinated debt securities registered hereunder, for which no separate consideration will be payable, and (ii) securities that may be purchased by underwriters to cover over-allotments, if any.
(3)           Estimated solely for the purpose of computing the registration fee. Calculated pursuant to Rule 457(o) of the rules and regulations under the Securities Act. Rule 457(o) permits the registration statement fee to be calculated on the basis of the maximum offering price of all of the securities listed above, and, therefore, the table does not specify by each class of security information as to the amount to be registered or the proposed maximum offering price per security.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

ii

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 13, 2008
PROSPECTUS

$70,000,000
China Direct, Inc.

COMMON STOCK, PREFERRED STOCK, WARRANTS,
SENIOR DEBT SECURITIES AND SUBORDINATED DEBT SECURITIES

We may offer common stock, preferred stock, warrants, senior debt securities and subordinated debt securities consisting of a combination of any of these securities at an aggregate initial offering price not to exceed $70,000,000 and certain selling shareholders referred to in this prospectus and identified in supplements to this prospectus may sell up to 1,000,000 shares of our common stock under this prospectus issuable upon the exercise of options held by such shareholders with an exercise price of $.01 per share.  The debt securities that we may offer may consist of senior debt securities or subordinated debt securities, in each case consisting of notes or other evidence of indebtedness in one or more series.  The warrants that we may offer will consist of warrants to purchase any of the other securities that may be sold under this prospectus.  The securities offered under this prospectus may be offered separately, together, or in separate series, and in amounts, at prices and on terms to be determined at the time of sale.  A prospectus supplement that will set forth the terms of the offering of any securities will accompany this prospectus.  You should read this prospectus and any supplement carefully before you invest.

Our common stock is listed on the NASDAQ Global Market under the symbol "CDS".  On June 12, 2008, the closing price of our common stock was $7.56 per share.  As of the date of this prospectus, none of the other securities that we may offer by this prospectus are listed on any national securities exchange nor are they quoted on any automated quotation system.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN MATTERS THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate the sale of any securities unless accompanied by a prospectus supplement relating to the securities offered.

The date of this prospectus is ________, 2008

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission utilizing a "shelf" registration, or continuous offering, process.  Under the shelf registration process, we may issue and sell any combination of the securities described in this prospectus in one or more offerings with a maximum offering price of up to $70,000,000 and certain selling shareholders referred to in this prospectus and identified in supplements to this prospectus may sell up to 1,000,000 shares of our common stock under this prospectus upon the exercise of options held by such shareholders with an exercise price of $.01 per share.  We will not receive any of the proceeds from any sale of shares by the selling shareholders.

This prospectus provides you with a general description of the securities we may offer.  Each time we sell securities under this shelf registration, we will provide a prospectus supplement that will contain certain specific information about the terms of that offering, including a description of any risks related to the offering, if those terms and risks are not described in this prospectus. In addition, these shares of common stock were registered to permit the selling shareholders to sell the shares from time to time, in amounts and at prices and on terms determined at the time of the offering.  The selling shareholders may sell the shares of our common stock covered by this prospectus in a number of different ways and at varying prices.  We provide more information about how the selling shareholders may sell the shares in the section entitled "Plan of Distribution" beginning on page 26 of this prospectus.  A prospectus supplement may also add, update or change information contained in this prospectus.  If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement.  The registration statement we filed with the Securities and Exchange Commission includes exhibits that provide more details on the matters discussed in this prospectus.  You should read this prospectus and the related exhibits filed with the Securities and Exchange Commission and the accompanying prospectus supplement together with additional information described under the headings "Available Information" and "Information Incorporated by Reference" before investing in any of the securities offered.

We may sell securities to or through underwriters or dealers, and also may sell securities directly to other purchasers or through agents.  To the extent not described in this prospectus, the names of any underwriters, dealers or agents employed by us in the sale of the securities covered by this prospectus, the principal amounts or number of shares or other securities, if any, to be purchased by such underwriters or dealers and the compensation, if any, of such underwriters, dealers or agents will be set forth in the accompanying prospectus supplement.

The information in this prospectus is accurate as of the date on the front cover.  Information incorporated by reference into this prospectus is accurate as of the date of the document from which the information is incorporated.  You should not assume that the information contained in this prospectus is accurate as of any other date.

When used herein, "China Direct", "we", "us" or "our" refers to China Direct, Inc., a Florida corporation, and our subsidiaries.

AVAILABLE INFORMATION

We file annual, quarterly and other reports, proxy statements and other information with the Securities and Exchange Commission.  You may read and copy any materials that we file at the Securities and Exchange Commission's Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549.  You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330.  The Securities and Exchange Commission also maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers such as our company that file electronically with the Securities and Exchange Commission.  In addition, because our stock is listed for trading on the NASDAQ Global Market, you can read and copy reports and other information concerning us at the offices of the NASDAQ Stock Market located at One Liberty Plaza, 165 Broadway, New York, New York 10006.

We have filed a registration statement under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the securities to be sold by pursuant to this prospectus. This prospectus has been filed as part of the registration statement.  This prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the Securities and Exchange Commission.  You should refer to the registration statement, including the exhibits, for further information about us and the securities being offered pursuant to this prospectus.  Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference.  You may:

•           inspect a copy of the registration statement, including the exhibits and schedules, without charge at the Securities and Exchange Commission's Public Reference Room;

•           obtain a copy from the Securities and Exchange Commission upon payment of the fees prescribed by the Securities and Exchange Commission; or

•           obtain a copy from the Securities and Exchange Commissions' website.

Our Internet address is www.chinadirectinc.com. We make available free of charge, through the investor relations section of our website, annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission. The information which appears on this web site is not part of this prospectus. Our principal executive offices are located at 431 Fairway Drive, Deerfield Beach, Florida  33441.  Our telephone number at this location is (954) 363-7333.

THE COMPANY

We are a management and advisory services organization which owns and consults with business entities operating in the People's Republic of China (PRC).  Our company was created in recognition of the market need for both investment capital and management acumen for small to medium size business entities in the PRC with annual revenues under $100 million.  Our mission is to provide a platform to support, develop and nurture these businesses which we believe play a vital role in the ongoing expansion of the Chinese economy.

We operate in two primary divisions:

•           Management Services, and
•           Advisory Services.

Our Management Services division includes our wholly and majority owned subsidiaries operating in China.  Our Management Services division acquires controlling interests of Chinese business entities which we consolidate as either our wholly or majority owned subsidiaries.  We refer to these subsidiaries as our “portfolio” companies.  Through this ownership control, we provide management advice as well as investment capital, and our goal is to enable these portfolio companies to successfully expand their operations.  We are committed to improving the quality and performance of each portfolio company by providing an array of resources to augment their efficiency and growth.  We provide these services through management teams in both the United States and China.  As of the date hereof, our Management Services division has over 1,200 employees in the PRC.

Within our Management Services division, we maintain and report three business segments, including:

•
Magnesium.  Revenues from this segment were approximately $100.9 million in 2007, including revenues of approximately $2.8 million from related parties, and represented approximately 57.9% of our total consolidated revenues.  Revenues from this segment were approximately $44.7 million in the first quarter of 2008, including revenues of approximately $734,000 from related parties, and represented approximately 74.5% of our total consolidated revenues;

•
Basic Materials.  Revenues from this segment were approximately $55.3 million in 2007, representing approximately 31.7% of our total consolidated revenues.  Revenues from this segment were approximately $12.9 million in the first quarter of 2008, representing approximately 21.4% of our total consolidated revenues; and

•
Clean Technology.  Revenues from this segment were approximately $6.7 million and represented approximately 3.8% of our total consolidated revenues.  Revenues from this segment were approximately $117,000 in the first quarter of 2008 and represented less than 1% of our total consolidated revenues.

Our Advisory Services division provides consulting services to both Chinese entities seeking access to the U.S. capital markets and North American entities seeking business opportunities in the PRC.  Our Advisory Services division offers a suite of consulting services tailored to meet the needs of each individual client.  We currently have service contracts with various clients who conduct business within China or seek to conduct business with companies based in China.  Our Advisory Services division generated revenues of approximately $11.3 million in 2007, including approximately $1.8 million from related parties, and represented approximately 6.6% of our total consolidated revenues.  For the first quarter of 2008, our Advisory Services division generated revenues of approximately $2.3 million and represented approximately 3.9% of our total consolidated revenues.

We were incorporated in Delaware in July 1999.  In June 2007 we domesticated the company in the State of Florida.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements are statements other than historical information or statements of current condition and are based upon our current expectations and projections about future events. When used in this prospectus, the words ‘‘believe’’, ‘‘anticipate’’, ‘‘intend’’, ‘‘estimate’’, ‘‘expect’’, ‘‘will’’, ‘‘should’’, ‘‘may’’ and similar expressions, or the negative of such words and expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words or expressions. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  These forward-looking statements were based on various factors and were derived utilizing numerous assumptions and other factors that could cause our actual results to differ materially from those in the forward-looking statements.  These factors include, but are not limited to: our ability to acquire operating companies in China in a cost effective manner that enhance our financial condition; our need for additional financing which we may not be able to obtain on acceptable terms, the dilutive effect additional capital raising efforts in future periods may have on our current shareholders and the increased interest expense in future periods related to additional debt financing; our ability to effectively integrate our acquisitions and to manage our growth and our inability to fully realize any anticipated benefits of acquired business; the value of the equity securities we accept as compensation is subject to adjustment which could result in losses to us in future periods; the Investment Company Act of 1940 which limits the value of securities we can accept as payment for our business consulting services which may limit our future revenues; our dependence on certain key personnel; the lack various legal protections in certain agreements to which we are a party and which are material to our operations which are customarily contained in similar contracts prepared in the United States; our ability to assure that related party transactions are fair to our company; Yuwei Huang an executive officer of several of our magnesium subsidiaries is also an owner and executive officer of several companies which directly compete with our magnesium business; the risks and hazards inherent in the mining industry on the operations of our basic materials segment; the effect of changes resulting from the political and economic policies of the Chinese government on our assets and operations located in the PRC; the influence of the Chinese government over the manner in which our Chinese subsidiaries must conduct our business activities; the impact on future inflation in China on economic activity in China; the impact of any recurrence of severe acute respiratory syndrome, or SAR’s, or another widespread public health problem; the limitation on our ability to receive and use our revenues effectively as a result of restrictions on currency exchange in China; our ability to enforce our rights due to policies regarding the regulation of foreign investments in China; our ability to comply with the United States Foreign Corrupt Practices Act which could subject us to penalties and other adverse consequences; and our ability to establish adequate management, legal and financial controls in the PRC.  Most of these factors are difficult to predict accurately and are generally beyond our control.  You should consider the areas of risk described in connection with any forward-looking statements that may be made herein.  Readers are cautioned not to place undue reliance on these forward-looking statements and readers should carefully review this report in its entirety, including the risks described in "Risk Factors."  Except for our ongoing obligations to disclose material information under the Federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.  These forward-looking statements speak only as of the date of this prospectus, and you should not rely on these statements without also considering the risks and uncertainties associated with these statements and our business.

RISK FACTORS

An investment in our securities involves a significant degree of risk.  You should not invest in our securities unless you can afford to lose your entire investment.  You should consider carefully the following risk factors and other information in this prospectus before deciding to invest in our securities.  If any of the following risks and uncertainties develops into actual events, our business, financial condition or results of operations could be materially adversely affected and you could lose your entire investment in our company.

RISKS RELATED TO OUR BUSINESS

THE SUCCESS OF OUR BUSINESS MODEL IS DEPENDENT UPON OUR ABILITY TO ACQUIRE OPERATING COMPANIES IN CHINA. THE ACQUISITION OF NEW BUSINESSES IS COSTLY AND SUCH ACQUISITIONS MAY NOT ENHANCE OUR FINANCIAL CONDITION.

Our primary business and operational focus is on our Management Services division.  Our growth strategy is to acquire companies or controlling interests in companies that operate in China and that have services, products, technologies, industry specializations or geographic coverage that extend or complement our existing business.  The process to undertake a potential acquisition is time-consuming and costly.  We expect to expend significant resources to undertake business, financial and legal due diligence on our potential acquisition targets and there is no guarantee that we will acquire the company after completing due diligence.  The process of identifying and consummating an acquisition could result in the use of substantial amounts of cash, potentially dilutive issuances of equity securities and exposure to undisclosed or potential liabilities of acquired companies.  In addition, even if we are successful in acquiring additional companies, there are no assurances that the operations of these business will enhance our future financial condition. To the extent that a business we acquire does not meet the performance criteria used to establish a purchase price, some or all of the goodwill related to that acquisition could be charged against our future earnings, if any.

WE MAY NEED ADDITIONAL FINANCING TO FUND ACQUISITIONS AND OUR OPERATIONS WHICH WE MAY NOT BE ABLE TO OBTAIN ON ACCEPTABLE TERMS. ADDITIONAL CAPITAL RAISING EFFORTS IN FUTURE PERIODS MAY BE DILUTIVE TO OUR THEN CURRENT SHAREHOLDERS OR RESULT IN INCREASED INTEREST EXPENSE IN FUTURE PERIODS.

We may need to raise additional working capital to continue to make acquisitions and fund our operations.  Our future capital requirements depend, however, on a number of factors, including our operations, the financial condition of an acquisition target and its needs for capital, our ability to grow revenues from other sources, our ability to manage the growth of our business and our ability to control our expenses.  If we raise additional capital through the issuance of debt, this will result in increased interest expense.  If we raise additional capital through the issuance of equity or convertible debt securities, the percentage ownership of our company held by existing shareholders will be reduced and those shareholders may experience significant dilution. As we will generally not be required to obtain the consent of our shareholders before entering into acquisition transactions, shareholders are dependent upon the judgment of our management in determining the number of, and characteristics of stock issued as consideration in an acquisition.  In addition, new securities may contain certain rights, preferences or privileges that are senior to those of our common stock. We cannot assure you that we will be able to raise the working capital as needed in the future on terms acceptable to us, if at all. If we do not raise capital as needed, we will be unable to fully implement our business model, fund our ongoing operations or grow our company.

OUR MANAGEMENT MAY BE UNABLE TO EFFECTIVELY INTEGRATE OUR ACQUISITIONS AND TO MANAGE OUR GROWTH AND WE MAY BE UNABLE TO FULLY REALIZE ANY ANTICIPATED BENEFITS OF THESE ACQUISITIONS.

We are subject to various risks associated with our growth strategy, including the risk that we will be unable to identify and recruit suitable acquisition candidates in the future or to integrate and manage the acquired companies.  We face particular challenges in that our acquisition strategy is based on companies located in and operating within China.  Acquired companies' histories, the geographical location, business models and business cultures will be different from ours in many respects. Even if we are successful in identifying and closing acquisitions of companies, our directors and executive management will face significant challenges in their efforts to integrate the business of the acquired companies or assets and to effectively manage our continued growth. Any future acquisitions will be subject to a number of challenges, including:

•	the diversion of management time and resources and the potential disruption of our ongoing business;
•	difficulties in maintaining uniform standards, controls, procedures and policies;
•	unexpected costs and time associated with upgrading both the internal accounting systems as well as educating each of their staffs as to the proper methods of collecting and recording financial data;
•	potential unknown liabilities associated with acquired businesses;
•	the difficulty of retaining key alliances on attractive terms with partners and suppliers; and
•	the difficulty of retaining and recruiting key personnel and maintaining employee morale.

There can be no assurance that our efforts to integrate the operations of any acquired assets or companies will be successful, that we can manage our growth or that the anticipated benefits of these proposed acquisitions will be fully realized.

THE VALUE OF THE EQUITY SECURITIES WE ACCEPT AS COMPENSATION IS SUBJECT TO ADJUSTMENT WHICH COULD RESULT IN LOSSES TO US IN FUTURE PERIODS.

Historically we have accepted equity securities of our consulting clients as compensation for services.  These securities are reflected on our balance sheet as "investment in marketable securities held for sale" and "investment in marketable securities held for sale - related party". We evaluate quarterly the carrying value of each investment for a possible increase or decrease in value.  Because we do not want to be considered an investment company, it is to our benefit to keep the carrying values of these securities as low as possible.  This quarterly evaluation may result in an adjustment to the carrying value of our investment in marketable securities which could adversely affect our operating results for the corresponding quarters in that we might be required to reduce the carrying value of these investments.  In addition, if we are unable to liquidate these securities, we will be required to write off the investments which would adversely affect our financial position.

THE INVESTMENT COMPANY ACT OF 1940 WILL LIMIT THE VALUE OF SECURITIES WE CAN ACCEPT AS PAYMENT FOR OUR BUSINESS CONSULTING SERVICES WHICH MAY LIMIT OUR FUTURE REVENUES.

We have historically accepted stock as payment for our services and will likely continue to do so in the future, but only to the extent that it does not cause us to become classified as an investment company under the Investment Company Act 1940.  To the extent that we are required to reduce the amount of stock we accept as payment for our business consulting services to avoid becoming an investment company, our future revenues from our business consulting services may substantially decline if our client companies cannot pay our fees in cash.  A reduction in the amount of our consulting fees will materially adversely affect our financial condition and results of operations in future periods.  Any future change in our fee structure for our business consulting services could also severely limit our ability to attract business consulting clients in the future.

WE ARE DEPENDENT ON CERTAIN KEY PERSONNEL AND THE LOSS OF THESE KEY PERSONNEL COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

Our success is, to a certain extent, attributable to the management, sales and marketing, and operational expertise of key personnel of our subsidiaries in China who perform key functions in the operation of our business as well as our U.S. based management team.  We do not exercise any substantive day to day supervision over the activities of key members of our China based management team which includes Messrs. Wuliang Zhang, Yuwei Huang and Jingdong Chen.  The loss of one or more of these key employees or our senior management, including our chief executive officer and president could have a material adverse effect upon our business, financial condition, and results of operations and the results of operations.

CERTAIN AGREEMENTS TO WHICH WE ARE A PARTY AND WHICH ARE MATERIAL TO OUR OPERATIONS LACK VARIOUS LEGAL PROTECTIONS WHICH ARE CUSTOMARILY CONTAINED IN SIMILAR CONTRACTS PREPARED IN THE UNITED STATES.

Our subsidiaries include companies organized under the laws of the PRC and all of their business and operations are conducted in China. We are a party to certain contracts related to our operations in China.  While these contracts contain the basic business terms of the agreements between the parties, these contracts do not contain certain clauses which are customarily contained in similar contracts prepared in the U.S., such as representations and warranties of the parties, confidentiality and non-compete clauses, provisions outlining events of defaults, and termination and jurisdictional clauses.  Because our contracts in China omit these customary clauses, notwithstanding the differences in Chinese and U.S. laws, we may not have the same legal protections as we would if the contracts contained these additional clauses.  We anticipate that our Chinese subsidiaries will likely enter into contracts in the future which will likewise omit these customary legal protections.  While we have not been subject to any adverse consequences as a result of the omission of these customary clauses, and we consider the contracts to which we are a party to contain all the material terms of our business arrangements with the other party, future events may occur which lead to a dispute which could have been avoided if the contracts included customary clauses in conformity with U.S. standards.  Contractual disputes which may arise from this lack of legal protection could divert management's time from the operation of our business, require us to expend funds attempting to settle a possible dispute, limit the time our management would otherwise devote to the operation of our business, and have a material adverse effect on our business, financial condition and results of operations.

FROM TIME TO TIME WE ENGAGE IN RELATED PARTY TRANSACTIONS. THERE ARE NO ASSURANCES THAT THESE TRANSACTIONS ARE FAIR TO OUR COMPANY.

From time to time our subsidiaries enter into transactions with related parties which include the payment of fees for consulting services, purchases from or sales to a related party, and advancing related parties significant sums as prepayments for future goods or services and working capital, among other transactions.  We have policies and procedures in place which require the pre-approval of loans between related parties.  Notwithstanding these policies, we cannot assure you that in every instance the terms of the transactions with related parties are on terms as fair as we might receive from or extend to third parties.

YUWEI HUANG AN EXECUTIVE OFFICER OF SEVERAL OF OUR MAGNESIUM SUBSIDIARIES IS ALSO AN OWNER AND EXECUTIVE OFFICER OF SEVERAL COMPANIES WHICH DIRECTLY COMPETE WITH OUR MAGNESIUM BUSINESS.

Mr. Yuwei Huang who serves as an executive officer of several of our Magnesium segment subsidiaries is also the Chairman of a competitor of ours, Taiyuan YiWei Magnesium Industry Co., Ltd. (“YiWei Magnesium”).  YiWei Magnesium, a minority owner of two of our Magnesium segment subsidiaries, owns interests in several other magnesium factories, a magnesium alloy factory and a magnesium powder desulphurization reagent factory, all located in China.  Due to Mr. Huang’s interest in our competitors, he is subject to certain inherent conflicts of interest and there can be no assurances that our business and operations will not be adversely impacted as a result of these conflicts.

THE OPERATIONS OF OUR BASIC MATERIALS SEGMENT ARE SUBJECT TO RISKS AND HAZARDS INHERENT IN THE MINING INDUSTRY.

Our Basic Materials segment is engaged in the mining and processing of zinc. These operations are subject to risks and hazards inherent in the mining industry, including, but not limited to, ground fall, flooding, environmental hazards and the discharge of toxic chemicals, explosions and other accidents, unanticipated variations in grade and other geological problems, water conditions, surface or underground conditions, metallurgical and other processing problems, mechanical equipment performance problems, the lack of availability of materials and equipment, the occurrence of accidents, labor force disruptions, force majeure factors, unanticipated transportation costs, and weather conditions.  Any of these risks could result in work stoppages, delays in production, the development of properties, production commencement dates and production quantities, increased production costs and rates, damage to or destruction of mines and other production facilities, injury or loss of life, damage to property, environmental damage, and possible legal liability for such damages.

RISKS RELATED TO DOING BUSINESS IN CHINA

A SUBSTANTIAL PORTION OF OUR ASSETS AND OPERATIONS ARE LOCATED IN THE PRC AND ARE SUBJECT TO CHANGES RESULTING FROM THE POLITICAL AND ECONOMIC POLICIES OF THE CHINESE GOVERNMENT.

Our business operations could be restricted by the political environment in the PRC.  The PRC has operated as a socialist state since 1949 and is controlled by the Communist Party of China.  In recent years, however, the government has introduced reforms aimed at creating a "socialist market economy" and policies have been implemented to allow business enterprises greater autonomy in their operations.  Changes in the political leadership of the PRC may have a significant effect on laws and policies related to the current economic reform programs, other policies affecting business and the general political, economic and social environment in the PRC, including the introduction of measures to control inflation, changes in the rate or method of taxation, the imposition of additional restrictions on currency conversion and remittances abroad, and foreign investment.  Moreover, economic reforms and growth in the PRC have been more successful in certain provinces than in others, and the continuation or increases of such disparities could affect the political or social stability of the PRC.

Although we believe that the economic reform and the macroeconomic measures adopted by the Chinese government have had a positive effect on the economic development of China, the future direction of these economic reforms is uncertain and the uncertainty may decrease the attractiveness of our company as an investment, which may in turn result in a decline in the trading price of our common stock.

WE CANNOT ASSURE YOU THAT THE CURRENT CHINESE POLICIES OF ECONOMIC REFORM WILL CONTINUE. BECAUSE OF THIS UNCERTAINTY, THERE ARE SIGNIFICANT ECONOMIC RISKS ASSOCIATED WITH DOING BUSINESS IN CHINA.

Although the majority of productive assets in China are owned by the Chinese government, in the past several years the government has implemented economic reform measures that emphasize decentralization and encourages private economic activity.  In keeping with these economic reform policies, the PRC has been openly promoting business development in order to bring more business into the PRC.  Because these economic reform measures may be inconsistent or ineffective, there are no assurances that:

•           the Chinese government will continue its pursuit of economic reform policies;
•           the economic policies, even if pursued, will be successful;
•           economic policies will not be significantly altered from time to time; or
•           business operations in China will not become subject to the risk of nationalization.

We cannot assure you that we will be able to capitalize on these economic reforms, assuming the reforms continue.  Because our business model is dependent upon the continued economic reform and growth in China, any change in Chinese government policy could materially adversely affect our ability to continue to implement our business model. China's economy has experienced significant growth in the past decade, but such growth has been uneven across geographic and economic sectors and has recently been slowing.  Even if the Chinese government continues its policies of economic reform, there are no assurances that economic growth in that country will continue or that we will be able to take advantage of these opportunities in a fashion that will provide financial benefit to us.

THE CHINESE GOVERNMENT EXERTS SUBSTANTIAL INFLUENCE OVER THE MANNER IN WHICH OUR CHINESE SUBSIDIARIES MUST CONDUCT OUR BUSINESS ACTIVITIES.

The PRC only recently has permitted provincial and local economic autonomy and private economic activities.  The government of the PRC has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership.  Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in the PRC or particular regions of the PRC, and could require us to divest ourselves of any interest we then hold in our Chinese subsidiaries.

FUTURE INFLATION IN CHINA MAY INHIBIT ECONOMIC ACTIVITY IN CHINA.

In recent years, the Chinese economy has experienced periods of rapid expansion and high rates of inflation.  During the past 10 years, the rate of inflation in China has been as high as 20.7% and as low as -2.2%.  These factors have led to the adoption by the PRC government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation.  While inflation has been more moderate since 1995, high inflation in the future could cause the PRC government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China.  Any actions by the PRC government to regulate growth and contain inflation could have the effect of limiting our ability to grow our revenues in future periods.

ANY RECURRENCE OF SEVERE ACUTE RESPIRATORY SYNDROME, OR SARS, OR ANOTHER WIDESPREAD PUBLIC HEALTH PROBLEM, COULD INTERRUPT OUR OPERATIONS.

A renewed outbreak of SARS or another widespread public health problem in China could have a negative effect on our operations. Our operations may be impacted by a number of health-related factors, including the following:

•	quarantines or closures of some of our offices which would severely disrupt our operations;
•	the sickness or death of our key management and employees; or
•	a general slowdown in the Chinese economy.

An occurrence of any of the foregoing events or other unforeseen consequences of public health problems could result in a loss of revenues in future periods and could impact our ability to conduct the operations of our Chinese subsidiaries as they are presently conducted.  If we were unable to continue the operations of our Chinese subsidiaries as they are now conducted, our revenues in future periods would decline and our ability to continue as a going concern could be in jeopardy.  If we were unable to continue as a going concern, you could lose your entire investment in our company.

RESTRICTIONS ON CURRENCY EXCHANGE MAY LIMIT OUR ABILITY TO RECEIVE AND USE OUR REVENUES EFFECTIVELY. WE MAY NOT HAVE READY ACCESS TO CASH ON DEPOSIT IN BANKS IN THE PRC.

Because a substantial portion of our revenues are in the form of Renminbi (RMB), the main currency used in China, any future restrictions on currency exchanges may limit our ability to use revenue generated in RMB to fund any future business activities outside China or to make dividend or other payments in U.S. Dollars.  Although the Chinese government introduced regulations in 1996 to allow greater convertibility of the RMB for current account transactions, significant restrictions still remain, including primarily the restriction that foreign-invested enterprises may only buy, sell or remit foreign currencies, after providing valid commercial documents, at those banks authorized to conduct foreign exchange business.  In addition, conversion of RMB for capital account items, including direct investment and loans, is subject to government approval in China, and companies are required to open and maintain separate foreign exchange accounts for capital account items.  At March 31, 2008 our PRC subsidiaries had approximately $14.4 million on deposit in banks in China, which represented approximately 54% of our cash.  We cannot be certain that we could have ready access to that cash should we wish to transfer it to bank accounts outside the PRC nor can we be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the RMB, especially with respect to foreign exchange transactions.

WE MAY BE UNABLE TO ENFORCE OUR RIGHTS DUE TO POLICIES REGARDING THE REGULATION OF FOREIGN INVESTMENTS IN CHINA.

The PRC's legal system is a civil law system based on written statutes in which decided legal cases have little value as precedent, unlike the common law system prevalent in the United States.  The PRC does not have a well-developed, consolidated body of laws governing foreign investment enterprises.  As a result, the administration of laws and regulations by government agencies may be subject to considerable discretion and variation, and may be subject to influence by external forces unrelated to the legal merits of a particular matter.  China's regulations and policies with respect to foreign investments are evolving.  Definitive regulations and policies with respect to such matters as the permissible percentage of foreign investment and permissible rates of equity returns have not yet been published.  Statements regarding these evolving policies have been conflicting and any such policies, as administered, are likely to be subject to broad interpretation and discretion and to be modified, perhaps on a case-by-case basis.  The uncertainties regarding such regulations and policies present risks which may affect our ability to achieve our stated business objectives.  If we are unable to enforce any legal rights we may have under our contracts or otherwise, our ability to compete with other companies in our industry could be limited which could result in a loss of revenue in future periods which could have a material adverse effect on our business, financial condition and results of operations.

FAILURE TO COMPLY WITH THE UNITED STATES FOREIGN CORRUPT PRACTICES ACT COULD SUBJECT US TO PENALTIES AND OTHER ADVERSE CONSEQUENCES.

We are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business.  Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in the PRC.  We can make no assurance, however, that our employees or other agents will not engage in such conduct for which we might be held responsible.  If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

WE MAY HAVE DIFFICULTY ESTABLISHING ADEQUATE MANAGEMENT, LEGAL AND FINANCIAL CONTROLS IN THE PRC.

PRC companies have in some cases, been resistant to the adoption of Western styles of management and financial reporting concepts and practices, which include sufficient corporate governance, internal controls and, computer, financial and other control systems.  In addition, we may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC.  As a result of these factors, we may experience difficulties in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards with future acquisitions.  Therefore, we may, in turn, experience difficulties in implementing and maintaining adequate internal controls. Any such deficiencies, weaknesses or lack of compliance could have a material adverse effect on our business, financial condition and results of operations.

RISKS RELATED TO OUR SECURITIES

Investing in the securities to be offered pursuant to this prospectus may involve certain risks. In addition to the below risks regarding our common stock, we will include a description of the material risks relating to particular securities in the prospectus supplement for those securities. You should carefully consider the important factors set forth herein and under the heading ‘‘Risk Factors’’ in the applicable supplement to this prospectus before investing in any securities that may be offered.

OUR CONTROLLING STOCKHOLDERS MAY TAKE ACTIONS THAT CONFLICT WITH YOUR INTERESTS.

All of our officers and directors beneficially own approximately 56.9% of our common stock and will be able to exercise control over all matters requiring stockholder approval, including the election of directors, amendment of our certificate of incorporation and approval of significant corporate transactions, and they will have significant control over our management and policies. The directors elected by these stockholders will be able to significantly influence decisions affecting our capital structure. This control may have the effect of delaying or preventing changes in control or changes in management, or limiting the ability of our other stockholders to approve transactions that they may deem to be in their best interest. For example, our controlling stockholders will be able to control the sale or other disposition of our operating businesses and subsidiaries to another entity.

THE PRICE OF OUR COMMON STOCK MAY FLUCTUATE SUBSTANTIALLY AND YOUR INVESTMENT MAY DECLINE IN VALUE.

The market price of our common stock is likely to be highly volatile and may fluctuate substantially due to many factors, including:

•	actual or anticipated fluctuations in our results of operations from quarter to quarter;

•	variance in our financial performance from the expectations of market analysts;

•	conditions and trends in the end markets we serve and changes in the estimation of the size and growth rate of these markets;

•	announcements of significant acquisitions or contracts by us or our competitors;

•	loss of one or more of our significant customers;

•	legislation;

•	changes in market valuation or earnings of our competitors;

•	the trading volume of our common stock; and

•	general economic conditions.

In addition, the stock market in general, and the Nasdaq and the market for companies with China based operations in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the affected companies. These broad market and industry factors may materially harm the market price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class-action litigation has often been instituted against that company. Such litigation, if instituted against us, could result in substantial costs and a diversion of management’s attention and resources, which could have a material adverse effect on our business, financial condition and results of operations.

FUTURE SALES OF COMMON STOCK BY SOME OF OUR EXISTING STOCKHOLDERS OR HOLDERS OF OUR WARRANTS AND STOCK OPTIONS COULD CAUSE OUR STOCK PRICE TO DECLINE.

As of the date of this prospectus, our Chief Executive Officer, President and Chief Operating Officer beneficially own approximately 49.7% of our outstanding common stock or options to purchase our common stock.  In addition, holders of our warrants have the right to purchase 4,547,312 shares of our common stock as follows: 50,000 shares at $ 2.50 per share; 523,750 shares at $4.00 per share; 60,000 shares at $7.50 per share; 2,050,000 shares at $8.00 per share; 1,869,562 shares at $10.00 per share; 12,500 shares at $11.00 per share and 90,000 shares at $15.00 per share.  Holders of options to purchase shares of our common stock, including the selling shareholders, have the right to purchase 6,513,920 shares of our common stock as follows: 1,050,000 shares at $0.01 per share; 400 shares at $2.25 per share; 579,690 shares at $2.50 per share; 50,000 shares at $3.00 per share; 1,352,000 shares at $5.00 per share; 1,477,000 shares at $7.50 per share; 1,375,000 shares at $10.00 per share; 500 shares at $15.00 per share; 760,000 shares at $30.00 per share and 80 shares at $56.25 per share.  Sales of such shares in the public market, as well as shares we may issue upon the exercise of outstanding options, could cause the market price of our common stock to decline significantly. The perception among investors that these sales may occur could produce the same effect.

PROVISIONS OF OUR ARTICLES OF INCORPORATION AND BYLAWS MAY DELAY OR PREVENT A TAKEOVER WHICH MAY NOT BE IN THE BEST INTERESTS OF OUR SHAREHOLDERS.

Provisions of our articles of incorporation and bylaws may be deemed to have anti-takeover effects, which include when and by whom special meetings of our shareholders may be called, and may delay, defer or prevent a takeover attempt. In addition, certain provisions of Florida law also may be deemed to have certain anti-takeover effects which include that control of shares acquired in excess of certain specified thresholds will not possess any voting rights unless these voting rights are approved by a majority of a corporation’s disinterested shareholders.  In addition, our articles of incorporation authorizes the issuance of up to 10,000,000 shares of preferred stock with such rights and preferences as may be determined by our Board of Director, of which 12,950 shares have been designated as our series A convertible preferred stock and the remaining 9,987,050 shares remain without designation.  Our board of directors may, without shareholder approval, issue preferred stock with dividends, liquidation, conversion or voting rights that could adversely affect the voting power or other rights of our common shareholders.

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, the net proceeds from the sale of the securities offered hereby will be used for general corporate purposes, which may include working capital, capital expenditures, development costs, strategic investments and possible acquisitions.  We have not allocated any portion of the net proceeds for any particular use at this time.  The net proceeds may be invested temporarily until they are used for their stated purpose.  Specific information concerning the use of proceeds from the sale of any securities will be included in the prospectus supplement relating to such securities.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 1,000,000,000 shares of common stock, par value $.0001 per share, 10,000,000 shares of preferred stock, par value $.0001 per share, of which 12,950 shares have been designated as Series A convertible preferred stock.  The following description of our common stock and our preferred stock is a summary. You should refer to our articles of incorporation and our bylaws for the actual terms of our capital stock.

Common Stock

As of June 12, 2008 there were 23,501,056 outstanding shares of our common stock.  Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the shareholders.  Holders of common stock do not have cumulative voting rights.  Holders of common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the board of directors in its discretion from funds legally available therefor.  In the event of a liquidation, dissolution or winding up of our company, the holders of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities.  All of the outstanding shares of common stock are fully paid and non-assessable.  Holders of common stock have no preemptive rights to purchase our common stock.  There are no conversion or redemption rights or sinking fund provisions with respect to the common stock.

Preferred Stock

The board of directors is authorized to provide for the issuance of shares of preferred stock in series and, by filing an amendment pursuant to the applicable law of Florida, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof without any further vote or action by the shareholders.  Any shares of preferred stock so issued would have priority over the common stock with respect to dividend or liquidation rights.  Any future issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by the shareholders and may adversely affect the voting and other rights of the holders of common stock.  At present, we have no plans to issue any preferred stock nor adopt any series, preferences or other classification of preferred stock.

The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal.  For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable the holder to block such a transaction, or facilitate a business combination by including voting rights that would provide a required percentage vote of the shareholders.  In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of the holders of the common stock.  Although the board of directors is required to make any determination to issue such stock based on its judgment as to the best interests of our shareholders, the board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the shareholders might believe to be in their best interests or in which shareholders might receive a premium for their stock over the then market price of such stock.  The board of directors does not at present intend to seek shareholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or stock exchange rules.  We have no present plans to issue any preferred stock.

Series A Convertible Preferred Stock

As of June 12, 2008 there were 1,006.25 shares of our Series A convertible preferred stock outstanding.  The designations, rights and preferences of the Series A convertible preferred stock include:

•	the stated value of each share is $1,000;

•	the shares have no voting rights;

•
the shares pay quarterly dividends in arrears at the rate of 8% per annum beginning on April 1, 2008 and on each conversion date.  Subject to certain conditions, the dividends are payable at our option in cash or shares of our common stock valued at the lower of the conversion price or the average of the weighted average price of our common stock on the 10 consecutive trading days immediately preceding the dividend date;

•
each share is convertible into shares of our common stock at a conversion price of $7.00 per share, subject to adjustment in the event of default as specified in the Series A convertible preferred stock.  In the event of a default, the conversion price will be 90% of the lower of the conversion price or $7.45 until the default has been cured;

•
the conversion price of the Series A convertible preferred stock is subject to proportional adjustment in the event of stock splits, stock dividends and similar corporate events.  In addition, the conversion price is subject to adjustment if we issue or sell shares of our common stock for a consideration per share less than the conversion price then in effect, or issue options, warrants or other securities convertible or exchange for shares of our common stock at a conversion or exercise price less than the conversion price of the Series A convertible preferred stock then in effect.  If either of these events should occur, the conversion price is reduced to the lowest price at which these securities were issued or are exercisable;

•
the Series A convertible preferred stock are not convertible to the extent that (a) the number of shares of our common stock beneficially owned by the holder and (b) the number of shares of our common stock issuable upon the conversion of the Series A convertible preferred stock or otherwise would result in the beneficial ownership by the holder of more than 4.99% of our then outstanding common stock.  This ownership limitation can be increased to 9.99% by the holder upon 61 days notice to us;

•
whenever a holder converts all or any portion of the Series A convertible preferred stock, if we should redeem the shares, or if the holder requests redemption, we are required to issue the holder a number of shares a number of shares (the "Make Whole Amount”) equal to the product of the dividend rate and the stated value of the shares, subject to certain instances in which we are required to pay that amount in cash; and

•	the shares are redeemable by us under certain conditions, and the holders may also require us to redeem the shares upon the occurrence of certain events.

Transfer agent

Computer Share Trust Co., Inc. is the transfer agent for our common stock.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of debt securities, preferred stock or common stock, or any combination of these securities. Warrants may be issued independently or together with other securities and may be attached to or separate from any offered securities.  Each series of warrants will be issued under a separate warrant agreement.  The following outlines some of the general terms and provisions of the warrants that we may issue from time to time. Additional terms of the warrants and the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The following descriptions, and any description of the warrants included in a prospectus supplement, may not be complete and is subject to and qualified in its entirety by reference to the terms and provisions of the applicable warrant agreement, which we will file with the Securities and Exchange Commission in connection with any offering of warrants.

Stock Warrants

The prospectus supplement relating to a particular issue of warrants exercisable for common stock or preferred stock will describe the terms of the common stock warrants and preferred stock warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the terms of the common stock that may be purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•	the number of shares and price of common stock and/or preferred stock that may be purchased upon exercise of a warrant;

•	the dates on which the right to exercise the warrants commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	if applicable, a discussion of material U.S. federal income tax considerations;

•	anti-dilution provisions of the warrants, if any;

•	redemption or call provisions, if any, applicable to the warrants; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Debt Warrants

The prospectus supplement relating to a particular issue of warrants exercisable for debt securities will describe the terms of those warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the debt securities purchasable upon exercise of the warrants;

•	if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•	the principal amount and price of debt securities that may be purchased upon exercise of a warrant;

•	the dates on which the right to exercise the warrants commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	whether the warrants represented by the warrant certificates or debt securities that may be issued upon exercise of the warrants will be issued in registered or bearer form;

•	information relating to book-entry procedures, if any;

•	if applicable, a discussion of material U.S. federal income tax considerations;

•	anti-dilution provisions of the warrants, if any;

•	redemption or call provisions, if any, applicable to the warrants; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Exercise of Warrants

Each warrant will entitle the holder of the warrant to purchase at the exercise price set forth in the applicable prospectus supplement the principal amount of debt securities or shares of common stock or preferred stock being offered.  Holders may exercise warrants at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement.  After the close of business on the expiration date, unexercised warrants will be void.  Holders may exercise warrants as set forth in the prospectus supplement relating to the warrants being offered.

Until a holder exercises the warrants to purchase any securities underlying the warrants, the holder will not have any rights as a holder of the underlying securities by virtue of ownership of warrants.

DESCRIPTION OF DEBT SECURITIES

This section describes the general terms and provisions of the debt securities that we may issue separately, upon conversion or exchange of preferred stock or upon exercise of a debt warrant, any of which may be issued as convertible or exchangeable debt securities.  We will set forth the particular terms of the debt securities we offer in a prospectus supplement.  The extent, if any, to which the following general provisions apply to particular debt securities will be described in the applicable prospectus supplement.  The following description of general terms relating to the debt securities and the indenture under which the debt securities will be issued are summaries only and therefore are not complete.  You should read the indenture and the prospectus supplement regarding any particular issuance of debt securities.  The debt securities will represent our unsecured general obligations, unless otherwise provided in the prospectus supplement.

The debt securities will be issued under an indenture between us and a trustee that will be named in the applicable prospectus supplement, and may be supplemented or amended from time to time following its execution.  The indenture, and any supplemental indentures thereto, will be subject to, and governed by, the Trust Indenture Act of 1939.

The form of indenture will give us broad authority to set the particular terms of each series of debt securities issued thereunder, including, without limitation, the right to modify certain of the terms contained in the indenture.

Except to the extent set forth in a prospectus supplement, the indenture does not contain any covenants or restrictions that afford holders of the debt securities special protection in the event of a change of control or highly leveraged transaction.

General

The indenture will not limit the aggregate principal amount of debt securities that may be issued under it and will provide that debt securities may be issued in one or more series, in such form or forms, with such terms and up to the aggregate principal amount, that we may authorize from time to time.  Our board of directors will establish the terms of each series of debt securities, and such terms will be set forth or determined in the manner provided in an officers’ certificate or by a supplemental indenture.  The particular terms of the debt securities offered pursuant to any prospectus supplement will be described in the prospectus supplement.  All debt securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of any holder, for issuances of additional debt securities of that series.

The applicable prospectus supplement will describe the following terms of any series of debt securities that we may offer (to the extent applicable to the debt securities):

•
the title and designation of the debt securities (which shall distinguish debt securities of one series from debt securities of any other series), including whether the debt securities shall be issued as senior debt securities, senior subordinated debt securities or subordinated debt securities, any subordination provisions particular to such series of debt securities and whether such debt securities are convertible and/or exchangeable for other securities;

•	the aggregate principal amount of the debt securities and any limit upon the aggregate principal amount of the debt securities;

•	the date or dates (whether fixed or extendable) on which the principal of the debt securities is payable or the method of determination thereof;

•
the rate or rates (which may be fixed, floating or adjustable) at which the debt securities shall bear interest, if any, the method of calculating the rates, the date or dates from which interest shall accrue or the manner of determining those dates, the interest payment dates on which interest shall be payable, the record dates for the determination of holders to whom interest is payable, and the basis upon which interest shall be calculated if other than that of a 360-day year consisting of 12, 30-day months;

•
the place or places where the principal and premium, if any, make-whole amount, if any, and interest on the debt securities, if any, shall be payable, where the holders may surrender debt securities for conversion, transfer or exchange and where notices or demands to or upon us may be served;

•	any provisions relating to the issuance of the debt securities at an original issue discount;

•
the price or prices at which, the period or periods within which and the terms and conditions upon which we may redeem the debt securities, in whole or in part, pursuant to any sinking fund or otherwise (including, without limitation, the form or method of payment if other than in cash);

•
our obligation, if any, to redeem, purchase or repay the debt securities pursuant to any mandatory redemption, sinking fund or analogous provisions or at the option of a holder, the price at which, the period within which and the terms and conditions upon which the debt securities shall be redeemed, purchased or repaid, in whole or in part, pursuant to such obligation (including, without limitation, the form or method of payment thereof if other than in cash) and any provisions for the remarketing of the debt securities;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the debt securities of the series shall be issuable;

•
if other than the principal amount thereof, the portion of the principal amount of the debt securities which shall be payable upon declaration of acceleration of the maturity or provable in bankruptcy, or, if applicable, the portion of the principal amount which is convertible or exchangeable in accordance with the provisions of the debt securities or the resolution of our board of directors or any supplemental indenture pursuant to which such debt securities are issued;

•	any events of default with respect to the debt securities, in lieu of or in addition to those set forth in the indenture and the remedies therefor;

•
our obligation, if any, to permit the conversion or exchange of the debt securities of such series into common shares or other capital stock or property, or combination thereof, and the terms and conditions upon which such conversion shall be effected (including, without limitation, the initial conversion or exchange price or rate, the conversion or exchange period, the provisions for conversion or exchange price or rate adjustments and any other provision relative to such obligation) and any limitations on the ownership or transferability of the securities or property into which holders may convert or exchange the debt securities;

•	any trustees, authenticating or paying agents, transfer agents or registrars or any other agents with respect to the debt securities;

•	the currency or currency units, including composite currencies, in which the debt securities shall be denominated if other than the currency of the United States of America;

•
if other than the currency or currency units in which the debt securities are denominated, the currency or currency units in which payment of the principal of, premium, if any, make-whole amount, if any or interest on the debt securities shall be payable (and the manner in which the equivalent of the principal amount thereof in the currency of the United States of America is to be determined for any purpose, including for the determination of the principal amount outstanding);

•
if the principal of, premium, if any, make-whole amount, if any, or interest on the debt securities is to be payable, at our election or the election of a holder, in currency or currency units other than that in which the debt securities are denominated or stated, the period within which, and the terms and conditions upon which such election may be made and the time and manner of and identity of the exchange rate agent with responsibility for determining the exchange rate between the currency or currency units in which the debt securities are denominated or stated to be payable and the currency or currency units in which the debt securities will be payable;

•
if the amount of the payments of principal of, premium, if any, make-whole amount, if any, and interest on the debt securities may be determined with reference to an index, the manner in which the amount shall be determined from that index;

•
whether and under what circumstances we will pay additional amounts on the debt securities held by foreign holders in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether we will have the option to redeem the debt securities rather than pay such additional amounts;

•
if receipt of certain certificates or other documents or satisfaction of other conditions will be necessary for any purpose, including, without limitation, as a condition to the issuance of the debt securities in definitive form (whether upon original issue or upon exchange of a temporary debt security), the form and terms of such certificates, documents or conditions;

•	any other affirmative or negative covenants with respect to the debt securities, including certain financial covenants;

•
whether the debt securities shall be issued in whole or in part in the form of one or more global securities and the depositary for the global securities or debt securities, the circumstances under which any global security may be exchanged for debt securities registered in the name of any person other than the depositary or its nominee and any other provisions regarding the global securities;

•	whether the debt securities are defeasible; and

•	any other terms of a particular series.

Unless otherwise indicated in the prospectus supplement relating to the debt securities, the principal amount of and any premium or make-whole amount or interest on the debt securities will be payable, and the debt securities will be exchangeable and transfers thereof will be registrable, at the office of the trustee.  However, at our option, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the debt security register.  Any payment of principal and any premium or make-whole amount or interest required to be made on an interest payment date, redemption date or at maturity that is not a business day need not be made on such date, but may be made on the next succeeding business day with the same force and effect as if made on the applicable date, and no interest shall accrue for the period from and after such date.

Unless otherwise indicated in the prospectus supplement relating to debt securities, the debt securities will be issued only in fully registered form, without coupons, in denominations of $1,000 or any integral multiple thereof.  No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

Debt securities may bear interest at fixed or floating rates.  We may issue our debt securities at an original issue discount, bearing no interest or bearing interest at a rate that, at the time of issuance, is below market rate, to be sold at a substantial discount below their stated principal amount.  Generally speaking, if our debt securities are issued at an original issue discount and there is an event of default or acceleration of their maturity, holders will receive an amount less than their principal amount.  Tax and other special considerations applicable to any series of debt securities, including original issue discount debt, will be described in the prospectus supplement in which we offer those debt securities.  In addition, certain United States federal income tax or other considerations, if any, applicable to any debt securities which are denominated in a currency or currency unit other than United States dollars may be described in the applicable prospectus supplement.

Global Securities

The debt securities of a series may be issued in the form of one or more global securities that will be deposited with a depositary or its nominees identified in the prospectus supplement relating to the debt securities.  In such a case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by such global security or securities.

Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a global security may not be registered for transfer or exchange except as a whole by the depositary for such global security to a nominee of the depositary and except in the circumstances described in the prospectus supplement relating to the debt securities.  The specific terms of the depositary arrangement with respect to a series of debt securities will be described in the prospectus supplement relating to such series.

Modification of the Indenture

We and the trustee may modify the indenture with respect to the debt securities of any series, with or without the consent of the holders of debt securities, under certain circumstances to be described in a prospectus supplement.

Defeasance; Satisfaction and Discharge

The prospectus supplement will outline the conditions under which we may elect to have certain of our obligations under the indenture discharged and under which the indenture obligations will be deemed to be satisfied.

Defaults and Notice

The debt securities of any series will contain events of default to be specified in the applicable prospectus supplement, including, without limitation:

•
failure to pay the principal of, or premium or make-whole amount, if any, on any debt security of such series when due and payable (whether at maturity, by call for redemption, through any mandatory sinking fund, by redemption at the option of the holder, by declaration or acceleration or otherwise);

•	failure to make a payment of any interest on any debt security of such series when due;

•	our failure to perform or observe any other covenants or agreements in the indenture with respect to the debt securities of such series;

•	certain events relating to our bankruptcy, insolvency or reorganization; and

•	certain cross defaults.

If an event of default with respect to debt securities of any series shall occur and be continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding debt securities of such series may declare the principal amount (or, if the debt securities of such series are issued at an original issue discount, such portion of the principal amount as may be specified in the terms of the debt securities of such series) of all debt securities of such series or such other amount or amounts as the debt securities or supplemental indenture with respect to such series may provide, to be due and payable immediately.

The trustee under the indenture shall, within 90 days after the occurrence of a default, give to holders of debt securities of any series notice of all uncured defaults with respect to such series known to it.  However, in the case of a default that results from the failure to make any payment of the principal of, premium or make-whole amount, if any, or interest on the debt securities of any series, or in the payment of any mandatory sinking fund installment with respect to debt securities of such series, the trustee may withhold such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of debt securities of such series.

The indenture will contain a provision entitling the trustee to be indemnified by holders of debt securities before proceeding to exercise any trust or power under the indenture at the request of such holders.  The indenture will provide that the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of any series may direct the time, method and place of conducting any proceedings for any remedy available to the trustee, or of exercising any trust or power conferred upon the trustee with respect to the debt securities of such series.  However, the trustee may decline to follow any such direction if, among other reasons, the trustee determines in good faith that the actions or proceedings as directed may not lawfully be taken, would involve the trustee in personal liability or would be unduly prejudicial to the holders of the debt securities of such series not joining in such direction.

The right of a holder to institute a proceeding with respect to the indenture is subject to certain conditions including, that the holders of at least a majority in aggregate principal amount of the debt securities of such series then outstanding make a written request upon the trustee to exercise its power under the indenture, indemnify the trustee and afford the trustee reasonable opportunity to act.  Even so, the holder has an absolute right to receipt of the principal of, premium or make-whole amount, if any, and interest when due, to require conversion or exchange of debt securities if the indenture provides for convertibility or exchangeability at the option of the holder and to institute suit for the enforcement of such rights.

Conversion or Exchange Rights

If debt securities of any series are convertible or exchangeable, the applicable prospectus supplement will specify:

•           the type of securities into which they may be converted or exchanged;

•           the conversion price or exchange ratio, or its method of calculation;

•           whether conversion or exchange is mandatory or at the holder’s election;

•           how and when the conversion price or exchange ratio may be adjusted; and

•           any other important terms concerning the conversion or exchange rights.

Concerning the Trustee

We will provide the name of the trustee in any prospectus supplement related to the issuance of debt securities and we will also provide certain other information related to the trustee, including describing any relationship we have with the trustee, in such prospectus supplement.

Subordination of Subordinated Debt Securities

The subordinated debt securities will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement.   The indentures will not limit the amount of indebtedness which we may incur, including senior indebtedness or subordinated indebtedness, and will not limit us from issuing any other debt, including secured debt or unsecured debt.

Governing Law

The indenture and the debt securities will be governed by the laws of the State of Florida.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

A summary of any material United States federal income tax consequences to persons investing in the securities offered by this prospectus will be set forth in any applicable prospectus supplement.  The summary will be presented for informational purposes only, however, and will not be intended as legal or tax advice to prospective purchasers.  Prospective purchasers of securities are urged to consult their own tax advisors prior to any purchase of securities.

SELLING SHAREHOLDERS

The shares of common stock offered by the selling shareholders are issuable upon the exercise of options held by the selling shareholders with an exercise price of $.01 per share.  These options were granted to each selling shareholder under the terms of an employment agreement entered into in August 2006.  We are registering the shares of common stock in order to permit the selling shareholders to offer the shares for resale from time to time.  The selling shareholders may sell all, some or none of their shares in this offering.  See “Plan of Distribution.”

The selling shareholders are affiliates of our company.  Dr. James Wang and Mr. Marc Siegel are executive officers and members of our board of directors and Mr. David Stein is an executive officer.  None of the selling shareholders are broker-dealers or affiliates of broker-dealers.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling shareholders. The first column lists the number of shares of common stock beneficially owned by each selling shareholder as of June 12, 2008.  The second column lists the shares of common stock being offered by this prospectus by the selling shareholders.  The third and fourth columns assume the sale of all of the shares offered by the selling shareholders pursuant to this prospectus.

We have agreed to pay full costs and expenses, incentives to the issuance, offer, sale and delivery of the shares, including all fees and expenses in preparing, filing and printing the registration statement and prospectus and related exhibits, amendments and supplements thereto and mailing of those items.  We will not pay selling commissions and expenses associated with any sale by the selling shareholders.

Name of Selling Shareholder	Number of Shares of Common Stock Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering	Percentage to be owned after offering

Dr. James Wang	5,327,400(1)	400,000(2)	4,927,400	18.34%
Marc Siegel	5,300,000(3)	400,000(4)	4,900,000	18.24%
David Stein	2,733,115(5)	200,000(6)	2,533,115	9.4%

(1)           The number of shares beneficially owned by Dr. Wang includes:

•           4,000,000 shares of common stock held by Dragon Fund Management LLC, an entity in which Dr. Wang owns 1% of the membership interests and holds 50% of the voting control;

•           400,000 shares of common stock underlying options with at an exercise price of $.01 expiring on February 1, 2010;

•           27,400 shares of common stock underling options with an exercise price of $2.50 expiring on January 1, 2011;

•           400,000 shares of common stock underlying options with an exercise price of $5.00 expiring on January 1, 2012; and

•           500,000 shares of common stock underlying options with an exercise price of $7.50 expiring on January 1, 2013, which vested on January 1, 2008.

The number of shares of common stock beneficially owned by Dr. Wang excludes 500,000 shares of common stock underlying options with an exercise price of $10.00 expiring on January 1, 2014, which vest on January 1, 2009.

(2)           The number of shares offered by Dr. Wang includes 400,000 shares of our common stock underlying options held by Dr. Wang with an exercise price of $0.01 per share.

(3)           The number of shares beneficially owned by Mr. Siegel includes:

•           4,000,000 shares of common stock;

•           400,000 shares of common stock underlying options with an exercise price of $.01 expiring on February 1, 2010;

•           400,000 shares of common stock underlying options with an exercise price of $5.00 expiring on January 1, 2012; and

•           500,000 shares of common stock underlying options with an exercise price of $7.50 expiring on January 1, 2013.

The number of shares beneficially owned by Mr. Siegel excludes 500,000 shares of common stock underlying options with an exercise price of $10.00 expiring on January 1, 2014, which vest on January 1, 2009.

(4)           The number of shares offered by Mr. Siegel includes 400,000 shares of our common stock underlying options held by Mr. Siegel with an exercise price of $0.01 per share.

(5)           The number of shares beneficially owned by Mr. Stein includes:

•           2,000,000 shares of common stock;

•           83,115 shares of common stock in the name of Jeda Services Corp. over which Mr. Stein holds voting and dispositive control;

•           200,000 shares of common stock underlying options with an exercise price of $.01 expiring on February 1, 2010;

•           200,000 shares of common stock underlying options with an exercise price of $5.00 expiring on January 1, 2012; and

•           250,000 shares of common stock underlying options with an exercise price of $7.50 expiring on January 1, 2013, which vested on January 1, 2008.

The number of shares beneficially owned by Mr. Stein excludes 250,000 shares of common stock underlying options held by Mr. Stein with an exercise price of $10.00 expiring on January 1, 2014, which vest on January 1, 2009.

(6)           The number of shares offered by Mr. Stein includes 200,000 shares of our common stock underlying options with an exercise price of $0.01 per share.

PLAN OF DISTRIBUTION

We may sell the securities in one or more of the following ways from time to time:

•	through underwriters or dealers for resale to the public or to institutional investors;

•	directly to a limited number of institutional purchasers or to a single purchaser;

•	through agents; or

•	if indicated in the prospectus supplement, pursuant to delayed delivery contracts, by remarketing firms or by other means.

Any dealer or agent, in addition to any underwriter, may be deemed to be an underwriter within the meaning of the Securities Act of 1933, and any discounts or commissions they receive from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act of 1933.  The terms of the offering of the securities with respect to which this prospectus is being delivered will be set forth in the applicable prospectus supplement and will include:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of such securities and the proceeds to us from such sale;

•	any underwriting discounts, agency fees and other items constituting underwriters’ or agents’ compensation;

•	the public offering price;

•	any discounts or concessions that may be allowed or reallowed or paid to dealers and any securities exchanges on which the securities may be listed; and

•	the securities exchange on which the securities may be listed, if any.

If underwriters are used in the sale of securities, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.  The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters acting alone.  Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities described in the applicable prospectus supplement will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such securities if any are so purchased by them.  Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The securities may be sold directly by us or through agents designated by us from time to time.  Any agents involved in the offer or sale of the securities in respect of which this prospectus is being delivered, and any commissions payable by us to such agents, will be set forth in the applicable prospectus supplement.  Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

If dealers are utilized in the sale of any securities, we will sell the securities to the dealers, as principals.  Any dealer may resell the securities to the public at varying prices to be determined by the dealer at the time of resale.  The name of any dealer and the terms of the transaction will be set forth in the prospectus supplement with respect to the securities being offered.

If we grant warrants as compensation to a dealer, agent or underwriter in connection with any particular offering, the warrants  issued as compensation will be substantially on the same terms as the warrants offered to investors in such offering, except that the warrants issued as compensation will comply with FINRA Rule 2710(g)(1) in that for a period of six months after the issuance date of those warrants (which shall not be earlier than the closing date of the offering pursuant to which the warrants issued as compensation are being issued), neither the warrants issued as compensation nor any warrant shares issued upon exercise of those warrants shall be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of the offering pursuant to which the warrants issued as compensation are being issued, except the transfer of any security:

•	by operation of law or by reason of our reorganization;

•
to any FINRA member firm participating in this offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction described above for the remainder of the time period;

•	if the aggregate amount of our securities held by such agent or related person do not exceed 1% of the securities being offered;

•
that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund, and participating members in the aggregate do not own more than 10% of the equity in the fund; or

•	the exercise or conversion of any security, if all securities received remain subject to the lock-up restriction set forth above for the remainder of the time period.

Under no circumstances will the fee, commission or discount received by dealer, agent or underwriter or any other FINRA member firm or independent broker-dealer exceed eight percent of the gross proceeds to us in this offering or any other offering in the United States pursuant this prospectus.

Securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms, which we refer to herein as the “remarketing firms,” acting as principals for their own accounts or as our agents, as applicable.  Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the applicable prospectus supplement.

Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act of 1933 in connection with the securities remarketed thereby.

If so indicated in the applicable prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase the securities to which this prospectus and the applicable prospectus supplement relates from us at the public offering price set forth in the applicable prospectus supplement, plus, if applicable, accrued interest pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future.  Such contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the applicable prospectus supplement will set forth the commission payable for solicitation of such contracts.

Underwriters will not be obligated to make a market in any securities.  We can give no assurance regarding the activity of trading in, or liquidity of, any securities.

Agents, dealers, underwriters and remarketing firms may be entitled, under agreements entered into with us, to indemnification by us, as applicable, against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution to payments they may be required to make in respect thereof.  Agents, dealers, underwriters and remarketing firms may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

Each series of securities will be a new issue and, other than the common stock, which is quoted on the NASDAQ Global Market, will have no established trading market.  We may elect to list any series of securities on an exchange, and in the case of the common stock, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement, we shall not be obligated to do so.  Any underwriters to whom securities are sold for public offering and sale may make a market in the securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice.  The securities may or may not be listed on a national securities exchange or a foreign securities exchange.  No assurance can be given as to the liquidity of the trading market for any of the securities.

The place, time of delivery and other terms of the offered securities will be described in the applicable prospectus supplement.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Schneider Weinberger & Beilly LLP.

EXPERTS

Our audited consolidated balance sheets as of December 31, 2007 and 2006, and the related consolidated statements of operations, shareholders' equity and cash flows for the years ended December 31, 2007 and 2006 incorporated by reference in the registration statement of which this prospectus is a part have been audited by Sherb & Co., LLP, independent registered public accounting firm, as indicated in their report with respect thereto, and have been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE

The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the Securities and Exchange Commission will update and supersede this information.  We incorporate by reference the documents listed below, any of such documents filed since the date this registration statement was filed and any future filings with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the termination of the offering of securities covered by this prospectus:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2007;
•	a Current Report on Form 8-K as filed on March 31, 2008;
•	a second Current Report on Form 8-K as filed on March 31, 2008;
•	a Current Report on Form 8-K as filed on April 2, 2008;
•	a Current Report on Form 8-K as filed on May 1, 2008;
•	a Current Report on Form 8-K as filed on May 8, 2008;
•	our Quarterly Report on Form 10-Q for the period ended March 31, 2008;
•	a Current Report on Form 8-K as filed on May 12, 2008;
•	a second Current Report on Form 8-K as filed on May 12, 2008;
•	a Current Report on Form 8-K as filed on May 20, 2008; and
•	a Current Report on Form 8-K as filed on June 3, 2008.

We will provide without charge to any person to whom this prospectus is delivered, on the written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference, excluding exhibits, unless we have specifically incorporated an exhibit in the incorporated document.  Written requests should be directed to: Corporate Secretary, China Direct, Inc., 431 Fairway Drive, Deerfield Beach, Florida 33441.

Each document or report subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date hereof and prior to the termination of the offering of the securities shall be deemed to be incorporated by reference into this prospectus and to be a part of this prospectus from the date of filing of such document, unless otherwise provided in the relevant document.  Any statement contained herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of the registration statement and this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the registration statement or this prospectus.

The information relating to our company contained in this prospectus and the accompanying prospectus supplement is not comprehensive, and you should read it together with the information contained in the incorporated documents.

LIMITATIONS ON DIRECTORS’ AND OFFICERS’ LIABILITY AND COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Under our articles of incorporation, our directors are not liable for monetary damages for breach of fiduciary duty, except in connection with:

•	a breach of the director's duty of loyalty to us or our shareholders;
•	acts or omissions not in good faith or which involve intentional misconduct, fraud or a knowing violation of law;
•	a transaction from which our director received an improper benefit; or
•	an act or omission for which the liability of a director is expressly provided under Florida law.

In addition, our bylaws provides that we must indemnify our officers and directors to the fullest extent permitted by Florida law for all expenses incurred in the settlement of any actions against such persons in connection with their having served as officers or directors.  We also maintain an insurance policy under which coverage is provided to our directors and officers to insure against certain liabilities that such persons may incur in their capacities as directors and officers of the company.

Insofar as the limitation of, or indemnification for, liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling us pursuant to the foregoing, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such limitation or indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

TABLE OF CONTENTS

	Page

About this Prospectus	2
Available Information	2	$70,000,000
The Company	3
Cautionary Statements Regarding Forward-Looking Information	4
Risks Factors	5	CHINA DIRECT, INC.
Use of Proceeds	14
Description of Capital Stock	14
Description of Warrants	16	COMMON STOCK, PREFERRED STOCK,
Description of Debt Securities	18	WARRANTS, SENIOR DEBT SECURITIES
Material Federal Income Tax Consequences	23	AND SUBORDINATED DEBT SECURITIES
Selling Shareholders	24
Plan of Distribution	26	PROSPECTUS
Legal Matters	28
Experts	28
Information Incorporated by Reference	28	________, 2008
Limitation on Directors’ and Officers’ Liability and Commission Position on Indemnification for Securities Act Liabilities	29

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.          Other Expenses of Issuance and Distribution*.

The estimated expenses payable by China Direct, Inc. in connection with the distribution of the securities being registered are as follows:

SEC Registration and Filing Fee	$2,751
Legal Fees and Expenses	50,000
Accounting Fees and Expenses	25,000
Financial Printing	1,000
Transfer Agent Fees	2,500
Blue Sky Fees and Expenses	500
Miscellaneous	$1,200
TOTAL	$82,951

* All fees and expenses other than the SEC registration and filing fee are estimated

Item 15.          Indemnification of Directors and Officers.

Under our articles of incorporation, our directors are not liable for monetary damages for breach of fiduciary duty, except in connection with:

•	a breach of the director's duty of loyalty to us or our shareholders;
•	acts or omissions not in good faith or which involve intentional misconduct, fraud or a knowing violation of law;
•	a transaction from which our director received an improper benefit; or
•	an act or omission for which the liability of a director is expressly provided under Florida law.

In addition, our bylaws provides that we must indemnify our officers and directors to the fullest extent permitted by Florida law for all expenses incurred in the settlement of any actions against such persons in connection with their having served as officers or directors.  We also maintain an insurance policy under which coverage is provided to our directors and officers to insure against certain liabilities that such persons may incur in their capacities as directors and officers of the company.

Item 16.          Exhibits.

Exhibit No.	Exhibit
3.1	Articles of Incorporation (Incorporated by reference to Exhibit 3.4 to the Current Report on Form 8-K as filed on June 27, 2007).
3.2	By laws (Incorporated by reference to Exhibit 2 to the Form 10-SB as filed on June 17, 1999).
3.5	Articles of Amendment to the Articles of Incorporation (Incorporated by reference to Exhibit 3.6 to the Current Report on Form 8-K as filed on February 15, 2008).
4.1	Form of Common Stock Certificate*
5.1	Opinion of Schneider Weinberger & Beilly LLP *
23.1	Consent of Sherb & Co., LLP*
23.2	Consent of Schneider Weinberger & Beilly LLP (included in Exhibit 5.1)*
24	Power of Attorney (included on signature page of Part II of this Registration Statement).

*           filed herewith.

Item 17.          Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)           Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)           Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)           That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)           Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)           The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)           Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)           The undersigned registrant hereby undertakes that:

(1)           For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)           For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)           The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Deerfield Beach, State of Florida on June 13, 2008.

China Direct, Inc.

By:           /s/ Yuejian (James) Wang
Yuejian (James) Wang, Chief Executive Officer, Chairman of the
board of directors, principal executive officer

POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Yuejian (James) Wang true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments to the registration statement, including post-effective amendments, and registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits hereto, and other documents in connection therewith, with the Securities and Exchange Commission, and does hereby grant unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Yuejian (James) Wang Yuejian (James) Wang	Chief Executive Officer, chairman of the board of directors, principal executive officer	June 13, 2008

/s/ Marc Siegel Marc Siegel	President and director	June 13, 2008

/s/ Yi (Jenny) Liu Yi (Jenny) Liu	Vice President, Finance, principal accounting and financial officer	June 13, 2008

/s/ George Leibowitz George Leibowitz	Director	June 13, 2008

/s/ David Barnes David Barnes	Director	June 13, 2008

/s/ Sheldon Steiner Sheldon Steiner	Director	June 13, 2008